UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2015

New Media Investment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36097	38-3910250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas New York, NY		10105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 479-3160

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amendment to New Media Credit Agreement

On the March 6, 2015 New Media Holdings II LLC (the “Borrower”), a wholly owned indirect subsidiary of New Media Investment Group Inc., New Media Holdings I LLC (“Holdings”) and certain of the Borrower’s subsidiaries entered into an amendment to the Borrower’s senior secured credit facilities (the “Fifth Amendment”) with the other loan parties party thereto, HSBC Bank USA, National Association and Deutsche Bank AG New York Branch as additional lenders (the “Additional Lenders”) and Citizens Bank of Pennsylvania, as administrative agent (the “Administrative Agent”). The Fifth Amendment was entered into pursuant to that certain Credit Agreement, dated as of June 4, 2014, (as amended on July 17, 2014, September 3, 2014, November 20, 2014, January 9, 2015 and February 13, 2015, the “Credit Agreement”), by and among the Borrower, Holdings, the lenders party thereto, RBS Citizens, N.A. and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, Credit Suisse AG, Cayman Islands Branch, as syndication agent and the Administrative Agent. By entering into the Fifth Amendment, the Additional Lenders agreed to provide incremental revolving credit commitments under the revolving credit facility in an aggregate principal amount of $15 million.

The foregoing description of the Fifth Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment, which is incorporated herein by reference to Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Fifth Amendment to Credit Agreement, dated as of March 6, 2015, among New Media Holdings I LLC, New Media Holdings II LLC, the loan parties party thereto, HSBC Bank USA, National Association and Deutsche Bank AG New York Branch as additional lenders and Citizens Bank of Pennsylvania, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIA INVESTMENT GROUP INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

Date: March 11, 2015

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Fifth Amendment to Credit Agreement, dated as of March 6, 2015, among New Media Holdings I LLC, New Media Holdings II LLC, the loan parties party thereto, HSBC Bank USA, National Association and Deutsche Bank AG New York Branch as additional lenders and Citizens Bank of Pennsylvania, as administrative agent.